Exhibit 99.1

LM Funding Reports Third Quarter 2018 Financial Results

TAMPA, FL, November 14, 2018 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company offering unique funding solutions to community associations, today announced its financial results for the third quarter ended September 30, 2018.

“In the third quarter, we took critical steps to improve our capitalization structure and balance sheet,” said Bruce Rodgers, LM Funding’s Chief Executive Officer. “We were successful in closing a $6 million financing transaction that has significantly improved our financial flexibility and allowed us to regain compliance with NASDAQ. With this additional working capital, we can focus on providing solutions to condominium and homeowner associations.”

Third Quarter 2018 Financial and Operational Highlights:

•	Operating revenues totaled $781,510 for the third quarter of 2018 as compared to $1,042,371 for the same period the year prior;
•	Rental revenue, which accounted for 19.3% of total operating revenue during the quarter, totaled $151,204 as compared to $161,726 for the same period the year prior;
•

Operating expenses decreased by 33.5% to $990,927 as compared to $1.5 million in the prior year period driven by a significant reduction in staff costs and payroll, professional fees, and SG&A expenses;

•

During the third quarter 2018, the Company incurred $377,387 of interest expense due to the expensing of the $200,000 commitment fee associated with the $5 million equity credit line, the $77,955 expense associated with the warrants issued as part of the $500,000 bridge loan and deferred financing costs;

•	Generated a net loss of $586,804 as compared to a net loss of $4.7 million for the third quarter 2017; and
•

For the nine months ended September 30, 2018, the Net Cash Used by Operating activities of $305,240 was partially offset by the Net Cash Provided by Investing activities of $292,185 for a net cash outflow before Financing activities of $13,055 as compared to Net Cash Used by Operating activities of $1,718,141 which was partially offset by the Net Cash Provided by Investing activities of $627,151 for a net cash outflow of $1,090,990 before Financing activities.  This activity reflects the $100,000 payment due as part of the class action settlement. Net Cash Provided by financing activities for the comparable 2018 period was $351,810 versus $574,611 of Net Cash Used in Financing activities for the comparable 2017 period.

•	As of September 30, 2018, the Company had $929,149 in cash which doesn’t include the proceeds generated by the public offering.

On November 1, 2018, the Company closed an underwritten public offering that included the underwriters’ exercise of its option to purchase additional shares, which resulted in the issuance of 2,875,000 shares of its common stock (or pre-funded warrants to purchase common stock in lieu thereof) and common warrants to up to 2,875,000 shares of the Company’s common stock. At closing, LM Funding received gross proceeds from the offering of approximately $6.0 million, before deducting underwriting discounts and commissions and other expenses payable by the Company. As a result of the offering, the Company’s stockholders’ equity will exceed $2.5 million and its publicly held shares (i.e., shares not held directly or indirectly by an officer, director, or greater-than-10% of the total shares outstanding) will be approximately 1.1 million shares.

After cancelling the Stock Purchase, Registration Rights, and Purchase Agreements originally entered into on April 2, 2018, the Company repaid the $500,000 note and accrued interest on October 5, 2018 and paid the $200,000 commitment fee on November 2, 2018.

Third Quarter and Nine-Month Financial Results:

For the quarter ended September 30, 2018, total operating revenues were $781,510, compared to $1,042,371 in the third quarter of 2017. This includes an approximate $11,000 decrease in rental revenue to $151,204, compared to $161,726 for the quarter ended September 30, 2017, due to the stabilization in the utilization of the Company’s rental properties. For the nine months ended September 30, 2018, total revenues were $2.6 million as compared to $3.0 million for the same period the year prior.

Operating expenses for the third quarter of 2018 decreased 33.5% to $990,927, compared to $1.5 million in the prior year period. This is primarily attributable to approximately $197,000 in reduced staffing costs, $101,000 in lower professional fees, a $29,000 decrease in collection expense and a $107,000 decline in selling, general and administrative costs as compared to the comparable period in 2017. For the nine months ended September 30, 2018, total operating expenses decreased to $2.7 million as compared to $4.6 million for the same period the year prior.

Net loss for the quarter ended September 30, 2018 was $586,804, compared to a net loss of $4.7 million for the third quarter of 2017. For the nine months ended September 30, 2018, net loss was approximately $140,482 as compared to a net loss of $5.9 million for the prior year period.

At September 30, 2018, the Company had cash and cash equivalents of $929,149, compared with $590,394 at December 31, 2017. For the nine months ended September 30, 2018, the net cash from our operating and investing activities was a net use of cash of $13,055 as compared to a net use of cash of $1,090,990 for the comparable 2017 period (see table below).

	Nine Months Ended September 30,	Nine Months Ended September 30,
	2018	2017
Net cash used in operating activities	$ (305,240)	$ (1,715,141)
Net cash provided by investing activities	292,185	627,151
Net cash provided by (used in) financing activities	351,810	(574,611)

This activity reflects the $100,000 payment due as part of the class action settlement.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois. The company offers funding to Associations by purchasing a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. The company is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association's financial needs, including under the company’s New Neighbor Guaranty™ program.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com	Investor Contacts: Valter Pinto / Scott Eckstein KCSA Strategic Communications Tel (212) 896-1254 / (212) 896-1210 valter@kcsa.com / seckstein@kcsa.com

LM Funding America, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash	$929,149	$590,394
Finance receivables:
Original product - net	465,004	637,937
Special product - New Neighbor Guaranty program - net	263,835	339,471
Prepaid expenses and other assets	233,967	101,339
Fixed assets, net	42,813	69,505
Real estate assets owned	124,586	196,707
Other Assets	32,036	32,964
Total assets	$2,091,390	$1,968,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable
Principal amount, net	$569,610	$39,028
Accounts payable and accrued expenses	520,373	477,953
Due to related party	46,010	-
Accrued loss litigation settlement	-	505,000
Other liabilities and obligations	27,950	49,353
Total liabilities	1,163,943	1,071,334
Stockholders’ equity:
Common stock, par value $.001; 30,000,000 shares authorized; 625,318 shares issued and outstanding	625	625
Additional paid-in capital	12,085,029	11,914,083
Accumulated deficit	(11,158,207)	(11,017,725)
Total stockholders’ equity	927,447	896,983
Total liabilities and stockholders’ equity	$2,091,390	$1,968,317

LM Funding America, Inc. and Subsidiaries Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Interest on delinquent association fees	$459,505	$593,613	$1,574,960	$1,888,205
Administrative and late fees	59,517	64,959	178,146	218,883
Recoveries in excess of cost - special product	31,446	134,787	90,546	219,160
Underwriting and other revenues	79,838	87,286	188,024	221,065
Rental revenue	151,204	161,726	591,553	496,614
Total revenues	781,510	1,042,371	2,623,229	3,043,927

Operating Expenses:
Staff costs and payroll	273,400	470,056	974,334	1,479,232
Professional fees	432,265	533,591	888,949	1,639,278
Settlement costs with associations	11,731	101,175	38,846	257,256
Selling, general and administrative	71,864	178,615	224,079	630,466
Provision for credit losses	-	-	581	-
Real estate management and disposal	178,372	144,992	460,312	414,928
Depreciation and amortization	10,884	18,825	55,195	65,015
Collection costs	8,797	37,994	38,959	136,489
Other operating expenses	3,614	4,153	15,493	10,969
Total operating expenses	990,927	1,489,401	2,696,748	4,633,633
Operating loss	(209,417)	(447,030)	(73,519)	(1,589,706)
Other income (loss)
Interest expense	(377,387)	(122,406)	(471,963)	(375,042)
Gain (loss) on litigation	-	-	405,000	(505,000)
Loss before income taxes	(586,804)	(569,436)	(140,482)	(2,469,748)
Income tax expense	-	4,134,436	-	3,431,536
Net Loss	$(586,804)	$(4,703,872)	$(140,482)	$(5,901,284)

Net loss per share:
Basic	$(0.94)	$(14.25)	$(0.22)	$(17.88)
Diluted	(0.94)	(14.25)	(0.22)	(17.88)
Weighted average number of common shares outstanding:
Basic	625,318	330,000	625,318	330,000
Diluted	625,318	330,000	625,318	330,000

LM Funding America, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(140,482)	$(5,901,284)

Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	55,195	64,003
Amortization of debt discount	154,676	-
Stock compensation	16,270	21,799
Amortization of debt issuance costs	291,760	73,922
(Gain) loss on litigation	(405,000)	505,000

Change in assets and liabilities
Prepaid expenses and other assets	(44,686)	14,571
Accounts payable	(41,408)	5,050
Accrued expenses	(216,172)	20,355
Advances (repayments) to related party	46,010	94
Other liabilities	(21,403)	46,813
Deferred taxes	-	3,431,536
Net cash used in operating activities	(305,240)	(1,718,141)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net collections of finance receivables - original product	172,933	152,810
Net collections of finance receivables - special product	75,633	157,812
Capital expenditures	-	(4,468)
Proceeds for real estate assets owned	43,619	320,997
Net cash provided by investing activities	292,185	627,151

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing	500,000	-
Principal repayments	(56,430)	(574,611)
Debt issue costs	(91,760)	-
Net cash provided by (used in) financing activities	351,810	(574,611)

NET INCREASE (DECREASE) IN CASH	338,755	(1,665,601)
CASH - BEGINNING OF YEAR	590,394	2,268,180

CASH - END OF YEAR	$929,149	$602,579

SUPPLEMENTAL DISCLOSURES OF CASHFLOW INFORMATION
Cash paid for interest	$-	$313,042
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discount on issuance of warrants	154,676	$-
Insurance financing	87,012	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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